250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Jillian Cutrone Tel: (518) 415-4306 Fax: (518) 745-1976

Arrow Reports Record Net Income for 2017; Continues Double-Digit Loan Growth

•	Net income for 2017 reached a record high of $29.3 million, up 10.5% year-over-year.

•	Diluted Earnings Per Share (EPS) grew 9.9% to a record $2.10 for the year.

•	The Tax Cuts and Jobs Act of 2017 ("Tax Act") required revaluation of net deferred tax assets and liabilities, resulting in a one-time tax benefit of $1.1 million, or $0.08 per fully diluted share.

•	Net interest margin reached 3.23%, up from 3.14% in the fourth quarter of 2016.

•	Period-end total loan balances reached a new record of $1.95 billion, achieving double-digit growth for the fourth consecutive year.

•	Record highs also achieved for year-end total assets and total equity, as well as assets under trust administration and investment management.

•	Continued strong ratios for profitability, asset quality and capital.

GLENS FALLS, N.Y. (January 30, 2018) – Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three- and twelve-month periods ended December 31, 2017. For the year ended December 31, 2017, net income was a record $29.3 million, up 10.5% over net income of $26.5 million for 2016. Diluted EPS was a record $2.10 up 9.9% from $1.91 in 2016 while return on average equity (ROE) and return on average assets (ROA) were 12.14% and 1.09%, respectively, for the year, as compared to 11.79% and 1.06%, respectively, for 2016. Excluding the one-time benefit resulting from the Tax Act, net income increased $1.7 million, up 6.3% year-over-year with diluted EPS of $2.02.

Net income for the fourth quarter of 2017 was $8.1 million, an increase of $1.5 million, or 22.3%, from the fourth quarter of 2016, with diluted EPS of $0.58 for the quarter, an increase of 23.4% from the comparable 2016 quarter. Excluding the one-time benefit resulting from the Tax Act, quarterly net income was $7.0 million, an increase of 5.4% from the fourth quarter of 2016 and quarterly diluted EPS was $0.50, a 6.4% increase from the comparable 2016 quarter.

"Arrow has continued its steady growth, with solid performance in 2017," said Arrow President and CEO Tom Murphy. "The Company was able to achieve record net income for the fourth consecutive year. On top of that, the favorable one-time adjustment to the valuation of the deferred tax liability resulting from the Tax Act further increased our net income. Overall, our success can be attributed to our talented and hard-working team whose efforts led to another year of double-digit loan growth and the ability to maintain our strong asset quality.

"In addition to the one-time tax benefit realized in the fourth quarter, we expect that tax reform will have an ongoing positive impact on our Company," Murphy continued. "This is a unique opportunity, so we are carefully evaluating how to strategically utilize the expected tax savings to deliver value to our customers, employees, communities and shareholders."

The following list expands on our fourth quarter and year-to-date results:

Tax Reform: The Tax Act enacted on December 22, 2017, reduced the corporate Federal income tax rate from 35% to 21%, effective January 1, 2018.  Generally Accepted Accounting Principles (GAAP) requires that the impact of the provisions of the Tax Act be accounted for in the period of enactment. As a result of revaluing the net deferred tax liability to the lower statutory tax rate of 21%, Arrow's provision for income taxes for the fourth quarter and full year 2017 reflects a $1.1 million benefit, representing $0.08 of diluted earnings per share.

Net Interest Income: Net interest income, on a tax-equivalent basis (a non-GAAP financial measure), increased by $1.3 million, or 7.0%, in the fourth quarter of 2017, as compared to the fourth quarter of 2016, due to an increase of $179.1 million, or 7.5%, in the level of average earning assets between the periods and an increase in tax-equivalent net interest margin, (also a non-GAAP measure) to 3.23% for the fourth quarter of 2017, up significantly from 3.14% for the fourth quarter of 2016. Continued strong loan growth was the primary driver of the increase in average earning assets, while the increase in non-interest bearing demand deposits and low deposit rate betas allowed us to maintain a relatively low cost of funds.

Loan Growth: At December 31, 2017, total loan balances reached a record high of $1.95 billion, up $197.5 million, or 11.3%, from the prior-year level. The Company experienced growth in all three major segments: commercial, consumer, and residential real estate. This represents the fourth consecutive year of double-digit loan growth.

Residential real estate loans increased $95.3 million, or 14.0%, to $774.4 million, at year-end compared to the prior year-end. During 2017, Arrow originated $178.9 million of residential real estate loans, up 16.5% from the $153.6 million of originations in 2016. Consumer loans increased $65.5 million, or 12.2% during 2017 to $602.8 million, mainly due to an increase in indirect loan originations. Commercial and commercial real estate loan growth remained strong throughout 2017 with the portfolio increasing by $36.7 million, or 6.8%, to $573.5 million.

Deposit Growth: At December 31, 2017, total deposit balances reached $2.2 billion, up by $128.6 million, or 6.1%, from the prior-year level. Noninterest-bearing deposits grew by $54.7 million or 14.1% during 2017, and represented 19.7% of total deposits at year-end, up from the prior-year level of 18.3%. Higher levels of noninterest-bearing deposits positively impacted net interest margin.

Assets Under Management and Related Noninterest Income: Assets under trust administration and investment management at December 31, 2017, rose to a record $1.5 billion, an increase of 11.6%, from the December 31, 2016, balance of $1.3 billion. The growth in balances was primarily due to the performance of the equity markets. For the 2017 fourth quarter, income from fiduciary activities was $2.1 million, up 11% from the same period in 2016.

Securities Transactions: As part of the Company's balance sheet management process, the Company executed securities transactions, primarily late in the fourth quarter, pursuant to which the Company sold U.S. Treasury Notes, U.S. Agency debentures and U.S. Agency issued mortgage-backed securities from its available-for-sale portfolio, realizing a $458 thousand net loss on sale. Utilizing the sale proceeds, Arrow purchased U.S. Agency issued mortgage-backed securities and U.S. Agency collateralized mortgage obligations with fixed rate and floating rate coupon structures, which were allocated to the available-for-sale portfolio.

Asset Quality: Asset quality remained strong, as evidenced by low levels of nonperforming assets and charge-offs. Net loan losses for the fourth quarter of 2017, expressed as an annualized percentage of average loans outstanding, were 0.05%. Net loan losses for the full year 2017 were 0.06% of average loans outstanding, unchanged from the 2016 ratio. Nonperforming assets of $7.8 million at December 31, 2017, represented only 0.28% of period-end assets, unchanged from the 2016 year-end ratio.

The Company's allowance for loan losses was $18.6 million at December 31, 2017, which represented 0.95% of loans outstanding, a decrease of two basis points from the ratio of 0.97% at year-end 2016. This decrease was primarily driven by continued strong asset quality indicators. However, the year-over-year provision for loan losses increased by $703 thousand, primarily driven by strong double-digit loan growth.

Cash and Stock Dividends: The cash dividend of $0.25 per share paid to shareholders in the 2017 fourth quarter represented a 3% increase in the cash dividend paid by us in the 2016 quarter, as adjusted for (and reflecting) the 3% stock dividend distributed by us on September 28, 2017. This was the Company's 24th consecutive year of increased cash dividends. All prior-period per share data have been adjusted to reflect the September 28, 2017 stock dividend.

Capital: Total shareholders’ equity grew to a record of $249.6 million at period-end, an increase of $16.8 million, or 7.2%, above the year-end 2016 balance. This rate of increase exceeded the rate of growth in total assets for the year. The Company's regulatory capital ratios remained strong in 2017. At December 31, 2017, the Company's Common Equity Tier 1 Capital Ratio was 12.89% and total risk-based capital ratio was 14.98%. The capital ratios of the Company and both its subsidiary banks continued to significantly exceed the “well capitalized” regulatory standards, the highest category.

Peer Group: Many of the Company's key operating ratios have consistently compared favorably to its peer group, defined as all U.S. bank holding companies having $1.0 to $3.0 billion in total assets, as identified in the Federal Reserve Bank’s "Bank Holding Company Performance Report" (FRB Report). The most current peer data available in the FRB Report is as of and for the period ended September 30, 2017. For that period, the peer group's return on average equity (ROE) was 9.19% compared to the Company's ROE of 12.07% for the fourth quarter of 2017.

As of December 31, 2017, the Company's ratio of loans 90 days past due and accruing plus nonaccrual loans to total loans was 0.31%, as compared to the 0.73% ratio achieved by the peer group as of September 30, 2017 (as identified in the most recent FRB Report), while net loan losses of 0.06% for the year ended December 31, 2017, were slightly below the peer result for the period ended September 30, 2017 (as identified in the most recent FRB Report), of 0.08% (annualized).

Industry Recognition: In 2017 Arrow received various industry recognitions. The Company was named one of "America's 50 Most Trustworthy Financial Companies" by Forbes for the sixth consecutive year. Arrow also appeared in Bank Director Magazine's annual "Bank Performance Scorecard" as one of the top-performing banks in the country for the third year in a row.

Finally, both of the Company's banking subsidiaries maintained their 5-Star Superior Bank Rating by BauerFinancial, Inc. Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company have each earned this designation for the past 43 and 35 quarters, respectively.

——————

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; Upstate Agency, LLC, specializing in property and casualty insurance; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. Certain non-GAAP financial measures include: tangible equity, return on tangible equity, tax-equivalent adjustment and related net interest income - tax equivalent, and the efficiency ratio. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Quarterly Information."

The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and our other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$18,509	$16,258	$70,202	$62,823
Interest on Deposits at Banks	106	52	348	152
Interest and Dividends on Investment Securities:
Fully Taxable	1,957	1,940	7,884	7,934
Exempt from Federal Taxes	1,563	1,520	6,223	6,006
Total Interest and Dividend Income	22,135	19,770	84,657	76,915
INTEREST EXPENSE
Interest-Bearing Checking Accounts	422	339	1,510	1,280
Savings Deposits	408	255	1,371	932
Time Deposits over $250,000	95	54	282	187
Other Time Deposits	248	247	950	924
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	15	9	44	33
Federal Home Loan Bank Advances	433	327	2,083	1,340
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	200	173	766	660
Total Interest Expense	1,821	1,404	7,006	5,356
NET INTEREST INCOME	20,314	18,366	77,651	71,559
Provision for Loan Losses	1,157	483	2,736	2,033
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	19,157	17,883	74,915	69,526
NONINTEREST INCOME
Income From Fiduciary Activities	2,133	1,929	8,417	7,783
Fees for Other Services to Customers	2,469	2,325	9,591	9,469
Net (Loss) on Securities Transactions	(458)	(166)	(448)	(22)
Insurance Commissions	2,186	2,200	8,612	8,668
Net Gain on Sales of Loans	115	172	546	821
Other Operating Income	307	188	927	1,113
Total Noninterest Income	6,752	6,648	27,645	27,832
NONINTEREST EXPENSE
Salaries and Employee Benefits	9,823	9,107	37,166	34,330
Occupancy Expenses, Net	2,150	2,179	9,560	9,402
FDIC Assessments	212	232	891	1,076
Other Operating Expense	3,858	3,754	15,088	14,801
Total Noninterest Expense	16,043	15,272	62,705	59,609
INCOME BEFORE PROVISION FOR INCOME TAXES	9,866	9,259	39,855	37,749
Provision for Income Taxes	1,795	2,659	10,529	11,215
NET INCOME	$8,071	$6,600	$29,326	$26,534
Average Shares Outstanding[1]:
Basic	13,905	13,844	13,893	13,792
Diluted	14,006	13,972	13,986	13,880
Per Common Share:
Basic Earnings	$0.58	$0.48	$2.11	$1.92
Diluted Earnings	0.58	0.47	2.10	1.91
[1] Share and per share data have been restated for the September 28, 2017, 3% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Cash and Due From Banks	$42,562	$43,024
Interest-Bearing Deposits at Banks	30,276	14,331
Investment Securities:
Available-for-Sale	300,200	346,996
Held-to-Maturity (Approximate Fair Value of $335,901 at December 31, 2017, and $343,751 at December 31, 2016)	335,907	345,427
Other Investments	9,949	10,912
Loans	1,950,770	1,753,268
Allowance for Loan Losses	(18,586)	(17,012)
Net Loans	1,932,184	1,736,256
Premises and Equipment, Net	27,619	26,938
Goodwill	21,873	21,873
Other Intangible Assets, Net	2,289	2,696
Other Assets	57,606	56,789
Total Assets	$2,760,465	$2,605,242
LIABILITIES
Noninterest-Bearing Deposits	$441,945	$387,280
Interest-Bearing Checking Accounts	907,315	877,988
Savings Deposits	694,573	651,965
Time Deposits over $250,000	38,147	32,878
Other Time Deposits	163,136	166,435
Total Deposits	2,245,116	2,116,546
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	64,966	35,836
Federal Home Loan Bank Overnight Advances	105,000	123,000
Federal Home Loan Bank Term Advances	55,000	55,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000
Other Liabilities	20,780	22,008
Total Liabilities	2,510,862	2,372,390
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized	—	—
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (18,481,301 Shares Issued at December 31, 2017, and 17,943,201 Shares Issued at December 31, 2016)	18,481	17,943
Additional Paid-in Capital	290,220	270,880
Retained Earnings & Accumulated Other Comprehensive (Loss)	20,303	21,810
Unallocated ESOP Shares (9,643 Shares at December 31, 2017, and 19,466 Shares at December 31, 2016)	(200)	(400)
Treasury Stock, at Cost (4,541,524 Shares at December 31, 2017, and 4,441,093 Shares at December 31, 2016)	(79,201)	(77,381)
Total Stockholders’ Equity	249,603	232,852
Total Liabilities and Stockholders’ Equity	$2,760,465	$2,605,242

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016
Net Income	$8,071	$7,416	$7,208	$6,631	$6,600
Transactions Recorded in Net Income (Net of Tax):
Net (Loss) Gain on Securities Transactions	(278)	6	—	—	(101)
Tax Benefit from Net Deferred Tax Liability Revaluation	1,116	—	—	—	—
Share and Per Share Data:[1]
Period End Shares Outstanding	13,930	13,891	13,900	13,886	13,887
Basic Average Shares Outstanding	13,905	13,889	13,890	13,889	13,844
Diluted Average Shares Outstanding	14,006	13,966	13,975	14,001	13,972
Basic Earnings Per Share	$0.58	$0.53	$0.52	$0.48	$0.48
Diluted Earnings Per Share	0.58	0.53	0.52	0.47	0.47
Cash Dividend Per Share	0.250	0.243	0.243	0.243	0.243
Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	$27,047	$27,143	$24,480	$23,565	$34,731
Investment Securities	660,043	677,368	684,570	695,615	684,906
Loans	1,930,590	1,892,766	1,842,543	1,781,113	1,726,738
Deposits	2,284,206	2,193,778	2,206,365	2,161,798	2,160,156
Other Borrowed Funds	187,366	262,864	207,270	205,436	157,044
Shareholders’ Equity	247,253	243,801	239,396	235,257	230,198
Total Assets	2,744,180	2,725,653	2,677,843	2,626,470	2,572,425
Return on Average Assets	1.17%	1.08%	1.08%	1.02%	1.02%
Return on Average Equity	12.95%	12.07%	12.08%	11.43%	11.41%
Return on Tangible Equity[2]	14.36%	13.40%	13.45%	12.76%	12.77%
Average Earning Assets	2,617,680	2,597,277	2,551,593	2,500,293	2,446,375
Average Paying Liabilities	2,029,811	2,012,802	2,005,421	1,977,628	1,933,974
Interest Income, Tax-Equivalent	23,115	22,565	21,875	20,945	20,709
Interest Expense	1,821	1,949	1,699	1,536	1,404
Net Interest Income, Tax-Equivalent	21,294	20,616	20,176	19,409	19,305
Tax-Equivalent Adjustment	980	966	949	948	939
Net Interest Margin [3]	3.23%	3.15%	3.17%	3.15%	3.14%
Efficiency Ratio Calculation:
Noninterest Expense	$16,043	$15,548	$15,637	$15,475	$15,272
Less: Intangible Asset Amortization	69	69	70	71	73
Net Noninterest Expense	$15,974	$15,479	$15,567	$15,404	$15,199
Net Interest Income, Tax-Equivalent	$21,294	$20,616	$20,176	$19,409	$19,305
Noninterest Income	6,752	7,141	7,057	6,695	6,648
Less: Net Securities (Losses) Gains	(458)	10	—	—	(166)
Net Gross Income	$28,504	$27,747	$27,233	$26,104	$26,119
Efficiency Ratio	56.04%	55.79%	57.16%	59.01%	58.19%
Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	$249,603	$244,648	$240,752	$236,111	$232,852
Book Value per Share	17.92	17.61	17.32	17.00	16.77
Intangible Assets	24,162	24,268	24,355	24,448	24,569
Tangible Book Value per Share [2]	16.18	15.86	15.57	15.24	15.00
Capital Ratios:
Tier 1 Leverage Ratio	9.49%	9.30%	9.35%	9.37%	9.47%
Common Equity Tier 1 Capital Ratio	12.89%	12.70%	12.68%	12.84%	12.97%
Tier 1 Risk-Based Capital Ratio	13.97%	13.79%	13.79%	13.99%	14.14%
Total Risk-Based Capital Ratio	14.98%	14.77%	14.77%	14.98%	15.15%
Assets Under Trust Administration and Investment Management	$1,452,994	$1,411,608	$1,356,262	$1,333,690	$1,301,408

1Share and Per Share Data have been restated for the September 28, 2017, 3% stock dividend.
2Tangible Book Value and Tangible Equity exclude intangible assets from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.
3Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets.  This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Arrow Financial Corporation
Selected Quarterly Information - Continued
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Footnotes:

1.	Share and per share data have been restated for the September 28, 2017, 3% stock dividend.

2.
Tangible Book Value, Tangible Equity, and Return on Tangible Equity exclude goodwill and other intangible assets, net from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.

		12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016
	Total Stockholders' Equity (GAAP)	$249,603	$244,648	$240,752	$236,111	$232,852
	Less: Goodwill and Other Intangible assets, net	24,162	24,268	24,355	24,448	24,569
	Tangible Equity (Non-GAAP)	$225,441	$220,380	$216,397	$211,663	$208,283

	Period End Shares Outstanding	13,930	13,891	13,900	13,886	13,887
	Tangible Book Value per Share (Non-GAAP)	$16.18	$15.86	$15.57	$15.24	$15.00
	Net Income	8,071	7,416	7,208	6,631	6,600
	Return on Tangible Equity (Net Income/Tangible Equity - Annualized)	14.36%	13.40%	13.45%	12.76%	12.77%

3.
Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets. This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

		12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016
	Interest Income (GAAP)	$22,135	$21,599	$20,926	$19,997	$19,770
	Add: Tax Equivalent Adjustment (Non-GAAP)	980	966	949	948	939
	Interest Income - Tax Equivalent (Non-GAAP)	$23,115	$22,565	$21,875	$20,945	$20,709

	Net Interest Income (GAAP)	$20,314	$19,650	$19,227	$18,461	$18,366
	Add: Tax-Equivalent adjustment (Non-GAAP)	980	966	949	948	939
	Net Interest Income - Tax Equivalent (Non-GAAP)	$21,294	$20,616	$20,176	$19,409	$19,305
	Average Earning Assets	2,617,680	2,597,277	2,551,593	2,500,293	2,446,375
	Net Interest Margin (Non-GAAP)*	3.23%	3.15%	3.17%	3.15%	3.14%

4.
Financial Institutions often use the "efficiency ratio", a non-GAAP ratio, as a measure of expense control. We believe the efficiency ratio provides investors with information that is useful in understanding our financial performance. We define our efficiency ratio as the ratio of our noninterest expense to our net gross income (which equals our tax-equivalent net interest income plus noninterest income, as adjusted).

5.
For the current quarter, all of the regulatory capital ratios in the table above, as well as the Total Risk-Weighted Assets and Common Equity Tier 1 Capital amounts listed in the table below, are estimates based on, and calculated in accordance with bank regulatory capital rules. All prior quarters reflect actual results. The December 31, 2017 CET1 ratio listed in the tables (i.e., 12.91%) exceeds the sum of the required minimum CET1 ratio plus the fully phased-in Capital Conservation Buffer (i.e., 7.00%).

		12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016
	Total Risk Weighted Assets	1,856,954	1,830,730	1,802,455	1,747,318	1,707,829
	Common Equity Tier 1 Capital	259,378	232,473	228,586	224,369	221,472
	Common Equity Tier 1 Ratio	12.89%	12.70%	12.68%	12.84%	12.97%

     * Quarterly ratios have been annualized

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	12/31/2017	12/31/2016
Loan Portfolio
Commercial Loans	$129,249	$105,155
Commercial Real Estate Loans	444,248	431,646
Subtotal Commercial Loan Portfolio	573,497	536,801
Consumer Loans (Primarily Indirect Automobile Loans)	602,827	537,361
Residential Real Estate Loans	774,446	679,106
Total Loans	$1,950,770	$1,753,268
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$17,695	$16,975
Loans Charged-off	(363)	(486)
Recoveries of Loans Previously Charged-off	97	40
Net Loans Charged-off	(266)	(446)
Provision for Loan Losses	1,157	483
Allowance for Loan Losses, End of Quarter	$18,586	$17,012
Nonperforming Assets
Nonaccrual Loans	$5,526	$4,193
Loans Past Due 90 or More Days and Accruing	319	1,201
Loans Restructured and in Compliance with Modified Terms	105	106
Total Nonperforming Loans	5,950	5,500
Repossessed Assets	109	101
Other Real Estate Owned	1,738	1,585
Total Nonperforming Assets	$7,797	$7,186
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.05%	0.10%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.24%	0.11%
Allowance for Loan Losses to Period-End Loans	0.95%	0.97%
Allowance for Loan Losses to Period-End Nonperforming Loans	312.37%	309.31%
Nonperforming Loans to Period-End Loans	0.31%	0.31%
Nonperforming Assets to Period-End Assets	0.28%	0.28%
Twelve-Month Period Ended:
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Year	$17,012	$16,038
Loans Charged-off	(1,559)	(1,270)
Recoveries of Loans Previously Charged-off	397	211
Net Loans Charged-off	(1,162)	(1,059)
Provision for Loan Losses	2,736	2,033
Allowance for Loan Losses, End of Year	$18,586	$17,012
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans	0.06%	0.06%
Provision for Loan Losses to Average Loans	0.15%	0.12%